Exhibit 10.26

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SETTLEMENT AGREEMENT AND GENERAL RELEASE

SETTLEMENT AGREEMENT AND GENERAL RELEASE, dated September 12, 2002, by and among Corus Pharma, Inc., a Delaware corporation (together with its wholly owned subsidiaries, “Corus”), A. Bruce Montgomery, M.D., an individual (“Montgomery”), Jonathan P. Mow, an individual (“Mow”), Bio-Genetic Ventures, Inc., a Washington corporation (“BGV”) and Peter N. Allison, an individual (“Allison”). Corus, Montgomery, Mow, BGV and Allison are sometimes referred to herein together as the “Parties” and individually as a “Party.”

RECITALS

A. Corus and BGV are parties to a letter agreement, dated January 9, 2002 (the “Letter Agreement”), with respect to the transfer from the Mayo Foundation for Medical Education and Research to Corus of certain intellectual property, documents, studies and related items involving the use of Lidocaine for treating asthma.

B. Upon execution of the Letter Agreement, and in accordance with the terms thereof, Corus paid to BGV $225,000 in cash and issued to BGV 75,000 shares of Corus common stock (the “First Milestone Payment”). In connection with the First Milestone Payment, Corus and BGV entered into a Restricted Stock Purchase Agreement dated as of January 16, 2002 (the “Purchase Agreement”), and BGV became a party to the Stockholders’ Agreement dated May 18, 2001, between Corus and certain holders of Corus’s common and preferred stock (the “Stockholders’ Agreement”).

C. Under the Letter Agreement, Corus agreed to make certain additional cash payments to BGV, and to issue to BGV additional shares of Corus common stock, upon the achievement by Corus of future milestones with respect to development of a Lidocaine drug for treating asthma, all on the terms provided in the Letter Agreement (the “Future Milestone Payments”).

D. BGV has asserted that it is entitled to immediate payment of the first of the Future Milestone Payments [*].

E. Pursuant to Section 4(a)(i) of Corus’s Amended and Restated Certificate of Incorporation, the conversion price of Corus’s Series A Preferred Stock has been adjusted to $1.6305 per share (the “Series A Adjustment Event”). Pursuant to Section 3.4 of the Purchase Agreement, BGV is entitled to additional shares of common stock in respect of the First Milestone Payment as a result of the Series A Adjustment Event.

F. The Parties now wish to enter into this Agreement to (a) resolve any disputes that may exist between them arising out of the Letter Agreement and the subsequent actions of the Parties related thereto, (b) prescribe and clarify the terms for the continuing obligations of the Parties to one another following the execution of this Agreement, (c) clarify the effects of the Series A Adjustment Event and (d) release one another from any claims relating to the matters referred to herein.

*	Confidential Treatment Requested.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Letter Agreement. The Letter Agreement is hereby terminated in its entirety, and shall have no further force or effect, except that the representations and warranties made by BGV in the Letter Agreement relating to securities law matters and BGV’s status as an accredited investor shall survive the termination of the Letter Agreement.

2. Release.

(a) Each Party hereby unconditionally and forever waives, releases, acquits and discharges each other Party and his or its respective affiliates, officers, directors, employees, attorneys, representatives, agents, stockholders, subsidiaries, divisions, parents, insurers, successors and assigns, and each of them (collectively, the “Releasees”), of and from, and further promises never to institute, assert, prosecute or pursue, any and all debts, complaints, claims, charges, liabilities, claims for relief, demands, suits, action or causes of action against the Releasees, arising prior to the date of this Agreement out of (i) the Letter Agreement, (ii) the transactions contemplated thereby or the dealings of the Parties in connection therewith with each other or with any third party or (iii) any statement made by any Party to any third party relating to any other Party.

(b) Each Party acknowledges that claims or facts may exist that are in addition to or different from those that are now known or believed to exist at this time. Nonetheless, the Parties acknowledge and agree, as part of the consideration and inducement for the execution of this Agreement, that this Agreement and the definition of released claims extends to all claims described above of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present arising out of the matters described above.

3. Milestone Payments. Corus agrees to make the following payments to BGV:

(a) No later than the close of business on September 13, 2002, Corus shall pay to BGV the sum of [*], less fifty percent (50%) of the full amount of the legal fees and expenses of Orrick, Herrington & Sutcliffe, LLP (“Orrick”) incurred by Corus in connection with responding to the claims of BGV and negotiating and drafting this Agreement, up to a maximum of $10,000. Corus shall deliver to BGV a copy of an invoice from Orrick for such fees and expenses.

*	Confidential Treatment Requested.

(b) No later than thirty (30) days following the filing by Corus of its first Investigatory New Drug Application (“IND”) for the use of Lidocaine in treating asthma, Corus shall issue to BGV 301,851 shares of Corus common stock (which amount reflects the Series A Adjustment).

(c) No later than thirty (30) days following the enrollment by Corus of the first patient in Corus’s first Phase III clinical trial for the use of Lidocaine in treating asthma, Corus shall pay to BGV [*].

(d) No later than thirty (30) days following the approval by the U.S. Food and Drug Administration of Corus’s first New Drug Application (“NDA”) for the use of Lidocaine in treating asthma, Corus shall pay to BGV [*].

For the avoidance of doubt, in no event shall Corus be obligated to pay to BGV any amount provided in subsections (a) through (d) above more than one time upon the satisfaction of the conditions to such payment, regardless of any subsequent and additional IND, NDA, Phase III clinical trial or new drug approvals that may occur. All cash payments pursuant to this Section 3 shall be made by check, payable to BGV.

4. Letters. No later than fifteen (15) days after the date of this Agreement:

(a) Corus shall include in its next quarterly update to its stockholders a section explaining BGV’s role in facilitating the transfer of the Lidocaine technology to Corus; and

(b) [*].

5. Publication. Corus will cooperate with Dave Syferd of KNCB Dave regarding a mutually satisfactory article regarding the Corus and BGV relationship to be prepared for public distribution under the direction of BGV .

6. First Milestone Payment and Series A Adjustment. As a result of the Series A Adjustment, and pursuant to the Purchase Agreement, in addition to the 75,000 shares of Corus common stock previously issued to BGV as the First Milestone Payment, Corus will issue and deliver to BGV 25,483 shares of Corus common stock. Except for stock splits and other adjustments made to shares of Common Stock as a whole, no additional adjustments in share amounts previously issued to BGV or contemplated to be issued to BGV hereunder shall be made.

7. No Admission of Liability. By entering into this Agreement, none of the Parties admits any liability or wrongdoing. Nothing in this Agreement, including the Recitals, may be construed or utilized in any manner to suggest an admission of liability or wrongdoing by any Party with respect to any issue described or referred to herein. Neither this Agreement nor any of the communications, correspondence or other writings relating to this Agreement may be used in any subsequent proceeding with respect to liability on any of the issues related to or underlying the issues described or referred to herein or in the release in Section 2 above, except in an action to enforce the provisions of this Agreement.

*	Confidential Treatment Requested.

8. Confidentiality; Nondisclosure. Each of the parties to this Agreement agrees, and agrees to cause his or its attorneys and other representatives to agree, that the terms of this Agreement and the [*] are confidential and shall not be disclosed or disseminated to third parties, except as follows:

(a) Corus may disclose in the letter to its stockholders contemplated by Section 4(a) the terms of the payments to be made to BGV hereunder;

(b) Corus may disclose this Agreement and its terms to any potential investor in Corus and its or his representatives;

(c) to the extent deemed required by law upon the advice of its outside counsel, each Party may disclose this Agreement and any of facts regarding this Agreement to any governmental agency, including, without limitation, the Securities and Exchange Commission; and

(d) each Party may disclose facts regarding this Agreement to its attorneys, accountants or other advisors as required for the rendition of professional services, so long as any such advisor is informed of the confidentiality agreement prior to the disclosure of information protected by it and agrees in writing to maintain its confidentiality.

9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Washington without regard to principles of conflict of laws.

10. Counterparts; Authorization. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed and delivered to the other Party. Each of the Parties hereto represents and agrees that the individual executing this Agreement on its behalf is authorized to do so and to bind it to these terms.

11. Entire Agreement; Modification; Waiver. This Agreement, the Purchase Agreement and the Stockholders’ Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understanding among or between any of the Parties including, without limitation, the Letter Agreement. No change, modification, or amendment of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party to be charged.

[Signature page follows]

*	Confidential Treatment Requested.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, all as of the day and year first written above.

CORUS PHARMA, INC.

By:	/s/ A. Bruce Montgomery, M.D.
Name: A. Bruce Montgomery, M.D.
Title: Chief Executive Officer

A. BRUCE MONTGOMERY

/s/ A. Bruce Montgomery
A. Bruce Montgomery

JONATHAN P. MOW

/s/ Jonathan P. Mow
Jonathan P. Mow

BIO-GENETIC VENTURES, INC.

By:	/s/ Peter N. Allison
Name: Peter N. Allison
Title: President

PETER N. ALLISON

/s/ Peter N. Allison
Peter N. Allison

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